EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-115378; 333-115379; 333-115380; 333-70646; 333-22883; 333-22881 and 333-57515) pertaining to certain employee benefit plans of Tyson Foods, Inc. and the Registration Statement (Form S-3 No. 333-53171) and in the related Prospectus of our reports dated December 7, 2005, with respect to the consolidated financial statements and schedule of Tyson Foods, Inc., Tyson Foods, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Tyson Foods, Inc., included in the Annual Report (Form 10-K) for the year ended October 1, 2005.

/s/ Ernst & Young LLP
Ernst & Young LLP

Rogers, Arkansas

December 9, 2005

106